Exhibit 99.1

   420 Lexington Avenue, Suite 1609, New York, NY 10170 Tel: (212)297-0010 Fax: (212)297-0020

Synergy Pharmaceuticals Announces Appointment of Dr. Mel Spigelman to Board of Directors

NEW YORK, NEW YORK—Aug 27, 2008 — Synergy Pharmaceuticals, Inc. (OTC BB: SGYP ) is pleased to announce that on August 21, 2008, the Board of Directors of Synergy Pharmaceuticals, Inc. appointed Melvin K. Spigelman, M.D. as a director of the Company.  In addition, the Board of Directors appointed Dr. Spigelman Chairman of the Company’s Clinical Oversight Committee as well as a member of the Compensation Committee.

Dr. Spigelman has served as Director of Research and Development for the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis, since June 2003. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was President of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003.  From 1992 to 2001, Dr. Spigelman served as a Vice President and head of R&D at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma.  Dr. Spigelman has been a director of The Medicines Company since 2005.  Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine; and is board certified in internal medicine, medical oncology and preventive medicine.

“Dr. Mel Spigelman is a pharmaceutical executive with an un-common mix of experience in research and development, commercialization, academic oversight and global public health,” said Gary S. Jacob, President and Acting CEO of Synergy. “As Chairman of Synergy’s Clinical Oversight Committee, Mel will provide critical input to Synergy Management on the clinical development of SP-304, Synergy’s drug that recently entered clinical trials to treat gastrointestinal disorders.  We are pleased to have Mel join our Board and fully expect that his unique experience will be a major asset to Synergy.”

About SP-304

SP-304 is a synthetic analog of uroguanylin, a natural hormone produced in the gastro-intestinal (GI) tract that is a key regulator of intestinal function. SP-304 works by activating a unique receptor, the GC-C receptor, on intestinal epithelial cells, promoting fluid and ion transport. The drug is administered orally. Nonclinical animal studies have shown SP-304 to be well tolerated, displaying almost no absorption systemically.  SP-304 exerts its pharmacologic effect locally on GC-C receptors within the gut.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases.  Synergy’s proprietary drug SP-304 began clinical development in June 2008 for gastro-intestinal disorders. SP-304 is currently in a Phase I clinical trial in volunteers to treat chronic constipation and IBS-C.  SP-304 is a synthetic analog of the human gastrointestinal hormone uroguanylin, and acts by activating the guanylate cyclase C (GC-C) receptor on epithelial cells of the colon.   More information is available at http://www.synergybio.net.

Contact:

Gary S. Jacob, Ph.D.

President and Acting CEO, Synergy Pharmaceuticals, Inc.,

+1-212-297-0010, gjacob@synergybio.net